STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 12/28/1994
944257270 - 2227679

CERTIFICATE OF MERGER
OF
McKEVETT CORPORATION
INTO
LIMONEIRA COMPANY

The undersigned corporation

DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation
McKevett Corporation	California
Limoneira Company	Delaware

SECOND: That an Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of Delaware.

THIRD: That the name of the surviving corporation of the merger is Limoneira Company, a Delaware corporation.

FOURTH: That the Restated Certificate of Incorporation of Limoneira Company, a Delaware corporation, which is surviving the merger, shall be the Restated Certificate of Incorporation of the surviving corporation.

FIFTH: That the executed Agreement of Merger is on file at the principal place of business of the surviving corporation, the address of which is 1141 Cummings Road, Santa Paula, California 93060.

SIXTH: That a copy of the Agreement of Merger will be furnished on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: The authorized capital stock of each foreign corporation which is a party to the merger is as follows:

Corporation	Class	Number of Shares	Par Value Per Value of Statement that Shares are Without Par Value
McKevett Corporation	common	15,000	without par value

EIGHTH: That this Certificate of Merger shall be effective on December 31, 1994.

Dated: December 20, 1994

LIMONEIRA COMPANY

By: John M Dickenson, President

ATTEST:

By: Alfonso A Guilin, Secretary

0382996